EXHIBIT p.6

                                 CODE OF CONDUCT
                                  JANUARY 2005










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                                      NEW
                                      STAR [LOGO]







                                CODE OF CONDUCT
                                  JANUARY 2005
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NEW STAR ASSET MANAGEMENT GROUP

CODE OF CONDUCT

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1  INTRODUCTION................................................................2

2. GENERAL PRINCIPLES......................................................... 3

3  PERSONAL ACCOUNT DEALING and the CODE OF ETHICS.............................4

4. LEVEL 1 POLICY (FSA Policy).................................................5
   Avoiding conflicts of interest
   Pre-clearance/pre-approval of transactions
   Mutual funds
   Holding periods
   Prohibited dealings
   Dealing on inside information
   Rights issues, takeovers etc
   Non-discretionary portfolios
   Contract notes
   Periodic statements
   Consequences of breaches

5. LEVEL 2 POLICY (SEC Policy).................................................9
   Level 2 Requirements
   Prohibited Transactions
   Pre-Approval Requirements
   Initial and Annual Holdings Reports
   Quarterly Transaction Reports
   Exceptions to Reporting Requirements
   Review of Reports
   Mutual Fund Reporting
   Pension Plans
   Reports to Fund Board of Directors
   Recordkeeping

6. CONFIDENTIALITY............................................................14
   Protecting confidential information
   Disclosure of holdings

7. INSIDER TRADING............................................................15

8. GIFTS AND HOSPITALITY......................................................16
   Providing gifts and hospitality
   Receiving gifts and hospitality
   Avoiding conflicts of interest

9. SERVICE AS A DIRECTOR & OUTSIDE EMPLOYMENT AND ACTIVITIES..................18

10.SANCTIONS..................................................................19


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1      INTRODUCTION

The Code of Conduct (the "Code") is designed to reinforce New Star Asset Management Group's ("New Star") reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. The Code sets out standards of conduct expected from every New Star employee (regardless of position or level of seniority) in the UK.

New Star is regulated in the UK by the Financial Services Authority ("FSA") but is also subject to specific requirements enforced by the Securities Exchange Commission ("SEC") in its capacity as an Investment Advisor to US clients. As a consequence New Star and its employees are subject to both high level principles and specific regulations regarding personal securities trading, disclosure of external directorships and business interests and gifts and hospitality.

We have developed this Code to promote the highest standards of behaviour and ensure compliance with applicable regulations. In addition to the provisions outlined in this document, employees must also read the documents that make up the Compliance Manual which set out specific requirements relating to our regulated activities under the FSA. In addition, staff involved in the management and administration for our institutional business should read the SEC Compliance Programme which sets out the requirements and procedures under the SEC regulations.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during the course of their employment, and that "ignorance of the law" is not a defense. Employees may be subject to civil penalties such as fines and regulatory sanctions including suspension, as well as criminal penalties.

Employees must read the Code and ensure that they not only comply with the specific requirements, but also meet the spirit of the requirements. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to:

o  Unwinding transactions that breach the code;
o Payments to charity of profits made as a result of actions that breached the code;
o  Disciplinary proceedings, including dismissal;
o  Potentially substantial personal liability; and
o  Referral to law enforcement agencies or other regulatory agencies.

Employees should retain a copy of the Code in their records for future reference. Any questions regarding the Code should be directed to Compliance.

This Code applies to all employees of the New Star Asset Management Group. For this purpose, the term "employee" includes consultants, secondees, temporary employees, fixed term contractors and work experience students. In the case of personal account dealing, the Code will also include "closely connected persons". A more detailed definition of this term can be found in the Level 1 Policy.


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2      GENERAL PRINCIPLES

       Each New Star employee is responsible for maintaining the very highest ethical standards when conducting business. More specifically, this means:

       o Each employee has a duty at all times to place the interests of our clients first;
       o Each employee is required to report any circumstance that gives rise to, could give rise to or could appear to give rise to a conflict of interest between that staff member or New Star and any of New Star's clients (e.g. other business interests of that employee, family relationships etc). This should be reported to the employee's head of department, who should escalate to senior management;
       o All personal securities transactions must be conducted in accordance with our personal dealing rules incorporated in this Code and in such a manner as to avoid any actual or potential conflict of interest or other abuse of the employee's position of trust and responsibility; and
       o No employee should take inappropriate advantage of his/her position at New Star or engage in any fraudulent or manipulative practice.


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3      PERSONAL ACCOUNT DEALING

       Personal account dealing by employees of New Star is governed by the Code. This sets out the requirements and procedures to be followed by staff.

       New Star is required to manage potential conflicts of interest between itself, staff members and its customers and to organise and control its internal affairs responsibly and effectively. These requirements are especially important to ensure that none of the group's customers are disadvantaged in any way by the personal dealings of any of the group's employees.

       The Code has 2 levels reflecting the differing standards and requirements under the FSA's and the SEC regulations

       LEVEL 1

       This relates to the requirements of the FSA regulations. As such, it relates to all staff employed by the New Star Group.

       LEVEL 2

       As it relates to the SEC regulations, the Level 2 requirements govern directors, officers and "advisory persons" of New Star (collectively "Access Persons"). For this purpose, the term "advisory person" means:

       1. any employee of New Star who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by New Star for the account of any U.S. mutual fund managed by New Star (a "Fund"), or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

       2. any natural person who controls New Star and who obtains information concerning recommendations made by New Star to Fund clients with regard to the purchase or sale of a security by such Funds.

       Accordingly, advisory persons include all Fund management staff, all dealers and relevant back office staff. The Code permits Access Persons to buy and sell securities for their own accounts, including securities that may be purchased and sold for the accounts of Fund clients, subject to certain restrictions.

       Please note that employees that are subject to the level 2 requirements are still subject to the level 1 requirements.

       VIOLATIONS
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       ANY VIOLATIONS OF THE POLICIES DISCUSSED BELOW SHOULD BE REPORTED TO
       COMPLIANCE (LORRAINE HUNT OR CHESSY MARTIN) AS SOON AS THEY ARE IDENTIFIED. IN ADDITION, PLEASE CONTACT COMPLIANCE IF YOU HAVE ANY QUERIES ON HOW THE POLICIES RELATE TO YOURSELF.


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4      LEVEL 1 POLICY

       As noted above, New Star is required under FSA regulations to maintain and apply a code of conduct in relation to personal securities transactions of staff within New Star.

       The FSA regulations require New Star to manage conflicts of interest fairly between itself and its customers and to organise and control its internal affairs responsibly and effectively. These requirements are especially important to ensure that none of the firm's customers are disadvantaged by the personal dealings of any of the firm's employees.

       DEFINITIONS
       -----------

       In addition to the definitions set forth under the heading "Introduction" above, for purposes of the Level 1 Policy, the following terms shall be defined as set forth below:

       The term "closely connected person" of an employee includes:

          o the employee's spouse, person cohabiting with the employee as a spouse and, if under the age of 18, any child, stepchild and adopted child of either party;

          o any company in which the employee and/or any closely connected person is interested, directly or indirectly, in 15% or more of the equity capital;

          o any estate or trust where the employee is a personal representative of that estate or a trustee of that trust, if the employee holds, or may hold, a significant interest or such an interest is held, or may be held, by anyone whose relationship with the employee might reasonably be expected to give rise to a community of interest between them which may involve a conflict of interest in dealings with a third party;

          o any estate or trust where the employee is a personal representative of that estate or a trustee of that trust, whatever his interest, if the employee is not relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; and

          o any other person connected to the employee by reason of a domestic or business relationship (other than as arises solely because that person is a customer of the firm), such that the employee has material influence over that person's judgement in respect of his dealings.

          This definition is not exhaustive and may, in individual circumstances, be extended to apply to persons who can, otherwise than as specified above, reasonably be deemed to fall within an employee's sphere of influence.

          Under no circumstances may employees deal for unconnected friends or acquaintances on their personal account or on the account of a closely connected person if such persons would not qualify under these definitions.

       o 'Securities' means all types of investment, including their derivatives except for life policies, unit trusts, mutual funds and subscriptions through investment trust or unit trust savings schemes. It covers UK and foreign securities, both listed and unlisted. Included are the following: stocks and shares in UK or foreign companies; debenture stock, loan stock, bonds, notes, certificates of deposit, commercial paper or other debt instruments, including government, public agency, municipal and corporate issues; warrants; depository receipts; traded and conventional options; financial, currency and commodity futures; contracts for differences, e.g. FTSE, S&P 500 or other contracts on indices.

          For the avoidance of doubt, 'securities' does not include spot foreign exchange dealing for delivery of the currency. Forward or 'roll-over' contracts are, however, included. Spread betting on non-financial products is allowed and does not need approval but this activity should be kept to a minimum during business hours. No prior approval is required for OEICS, unit trusts, government bonds and life policies.

       o 'Dealing' means the application for, and the acquisition or disposal of, securities, either on a regulated market or over the counter whether in the UK or overseas. It does not include decisions to take up or allow to lapse rights, scrip dividends, options and warrants, any gifts of securities or acceptance of formal take-over or merger offers.


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       GENERAL POLICY
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       PLEASE NOTE THAT NEW STAR EMPLOYEES WHOSE PERSONAL DEALINGS BREACH THE
       LETTER OR THE SPIRIT OF THE LEVEL 1 POLICY REQUIREMENTS SET FORTH BELOW WILL RENDER THEMSELVES LIABLE TO DISCIPLINARY ACTION UP TO AND INCLUDING DISMISSAL.

       The requirements of the Level 1 Policy are as follows:

       AVOIDING CONFLICTS OF INTEREST

       Each New Star Employee is responsible for maintaining the highest ethical standards when conducting business. More specifically this means:

       1. Each employee has a duty at all times to place the interests of our clients first;

       2. No New Star Employee may effect a personal account transaction that will, or may, conflict with the firm's duties to its customers and all such transactions must comply with this Code;

       3. No New Star Employee should take inappropriate advantage of his/her position or engage in any fraudulent or manipulative practice with respect to our clients' accounts; and

       4. No New Star Employee may effect a personal account transaction with any customer of the firm, subject to certain exceptions, except on an arms length basis under standard business terms.

       PRE-CLEARANCE/PRE-APPROVAL OF TRANSACTIONS

       All personal account transactions must be approved by someone within the Compliance Department. If no one from Compliance is available, the CIO or one of the Deputy CIOs may also sign off transactions. Transactions should be placed within 24 hours of obtaining authorisation.

       Certain deals, including those listed below, may require sign off by the Compliance Director or CEO.

       o For any transaction which is likely to exceed (pound)25,000 in gross value (for derivatives, the market exposure will be the determining factor); and

       o For any transaction (regardless of value) bought or sold within seven days of another transaction in the same security by New Star.

       Note: Subject to a deminimus of (pound)15,000, if an individual buys a security at a lower price, or sells at a higher price than that obtained by a New Star client who buys or sells the same security within seven days, the difference in price will be given to the client; i.e. the purchase price obtained by the individual will be the same as for the client.

       The Compliance Director has discretion to waive the above in special circumstances such as if the individual can demonstrate, without doubt, that they would not have had any prior knowledge or say in the client transaction.

       The following types of transaction do not require pre-approval:

       1. purchase of a mutual fund (with the exception of a US Mutual fund that we are sub-adviser to), a government or other public security or life policies;
       2. purchases or sales effected in any account over which the employee has no direct influence or control (even though they may have a beneficial interest); and
       3. purchases or sales which are not voluntary on the part of the employee (i.e. stock splits, recapitalizations, and mergers);


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       4. purchases which are part of an automatic dividend reinvestment plan
          (although in the case of Access Persons, the establishment of the plan should be notified to Compliance);
       5. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; and
       6. gifts of securities to charitable organisations.

       Where a New Star Employee has been precluded from effecting a personal account transaction, they must not procure another person to enter into such a transaction or communicate any information or opinion to another person if they know, or ought to know, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

       MUTUAL FUNDS

       Transactions in mutual funds (with the exception of a US Mutual fund that we are sub-adviser to) do not require pre-approval by Compliance. However Access Persons should read and understand the reporting requirements for mutual funds detailed in the Level 2 Policy.

       HOLDING PERIODS

       Speculative, short term trading of securities should not be undertaken by New Star Employees. New Star Employees are therefore required to hold securities, including funds, for a minimum period of 3 months. All investment decisions made by employees should be made on the basis that the shares will be held for the medium to long term.

       There may be certain circumstances when securities bought in the previous 3 months may need to be sold within that period to meet liabilities (e.g., unexpected bills requiring settlement). In such cases, the reasons for the sale must be given in an attachment to the Personal Dealing authorisation form and must be approved by the Head of Compliance or the Compliance Director.

       PROHIBITED DEALINGS

       No Employees, either on their own account or that of any Connected Person, may:

       o deal in securities on the basis of unpublished price sensitive information (inside information);
       o deal in securities where unpublished price sensitive information relevant to those securities is held by New Star;
       o   take a financial interest in transactions entered into by New Star;
       o   make multiple applications for new issues;
       o   take speculative positions which they are unable to settle; and
       o accept credit, other financial accommodation or preferential terms of business.

       DEALING ON INSIDE INFORMATION

       New Star Employees are reminded about the insider dealing provisions contained in Part V of the Criminal Justice Act 1993 making it a criminal offence, with a maximum penalty of 7 years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities. There is also a similar offense under the FSA's Market Conduct Sourcebook. This applies to trading undertaken on behalf of New Star and personal account transactions.

       New Star maintains a restricted list of securities on which it has non-public information. No personal share dealing will be permitted in such companies.


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       RIGHTS ISSUES, TAKEOVERS ETC.

       Please note that these rules extend to making any formal or informal offer to buy, sell or take up rights on a rights issue and exercising conversion or subscription rights and exercising an option. The rules also extends to buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned. Authorisation would still need to be sought in these instances.

       NON-DISCRETIONARY PORTFOLIOS

       Pre-approval is not required on transactions executed on behalf of any New Star Employee who is the beneficiary of a portfolio or trust but has no direct influence over the management of the portfolio. In these cases, staff are required to provide details of the portfolio. The manager of the portfolio will be required to provide an annual statement that the relevant New Star Employee has not exercised any influence over the management of the Fund in the relevant time period. In the case of access persons, we also require an annual statement of holdings and transaction.

       Influence can include:

       o  Deciding asset allocation; and
       o  Directing a manager to invest in in-house funds.

       In all cases, non-discretionary portfolios should be discussed with Compliance, to ensure that the definition of influence is understood.

       CONTRACT NOTES

       Staff are required to provide New Star with copies of contract notes of all personal account transactions. Where staff are establishing an on-going brokerage relationship/account, please request that the broker sends a copy of any contract note direct to the Compliance Department.

       PERIODIC STATEMENTS

       Each employee shall sign an annual statement of purchases and sales of all investments.

       Nominated discretionary fund managers will be asked to provide an annual statement of purchases and sales (at calendar year end).

       CONSEQUENCE OF BREACHES OF THIS POLICY

       New Star reserves the right to require a New Star Employee to unwind or cancel any personal account transaction or require any profit made to be given to a charity of New Star's choosing.

       NEW STAR EMPLOYEES WHO ARE SUBJECT TO THE LEVEL 1 POLICY WILL BE ASKED TO SUBMIT AN ANNUAL CONFIRMATION OF ALL THE TRANSACTIONS UNDERTAKEN IN THE PERIOD. NEW STAR EMPLOYEES SHOULD CONSULT THE COMPLIANCE DEPARTMENT IF THEY ARE IN ANY DOUBT AS TO WHETHER OR NOT AN INSTRUMENT IS A SECURITY FOR THE PURPOSE OF THE LEVEL 1 POLICY.


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5      LEVEL 2 POLICY

       Because New Star acts as a sub-adviser of a US mutual fund, New Star is subject to the requirements of Rule 17j-1 under the Investment Company Act of 1940 and in relation to all US Clients to Rule 204A-1 under the Advisers Act (collectively "the Rules"). These Rules govern the personal account dealing activities of New Star staff.

       The Rules prohibit New Star and its affiliates from engaging in fraud, deceit or manipulative practices with respect to any US Client managed by New Star. Accordingly, this Level 2 Policy has been adopted by New Star to prevent Access Persons from :

       (1) serving their own personal interests ahead of a client;
       (2) taking inappropriate advantage of their position with New Star; and
       (3) engaging in any actual or potential conflicts of interest.

       Access Persons will be given a copy of this Code annually and will be required to certify in writing to New Star that they have read and understand the Level 2 Policy contained herein as it relates to them, and have complied with it in all material respects.

       DEFINITIONS
       -----------

       In addition to the definitions set forth under the heading
       "Introduction", for purposes of the Level 2 Policy, the following terms shall be defined as set forth below:

       o The term "beneficial ownership" refers to situations where a person has the right to direct the disposition of a security or possess voting power over the security or enjoys some economic benefit from the ownership of the security. This will include indirect ownership, e.g. through ownership by a closely connected person. Please also see the explanatory note on "Exemptions from Reporting Requirements" below.

       o The term "securities" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganisation certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. The term does not include:

          (1) direct obligations of the U.S. government;
          (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (e.g., repurchase agreements); or
          (3) shares issued by open-end investment companies registered with the SEC under the 1940 Act (i.e., U.S. mutual funds).
          PLEASE NOTE THAT THIS EXEMPTION DOES NOT EXTEND TO UK FUNDS ALTHOUGH PRE-APPROVAL ON UK FUNDS IS NOT REQUIRED. PLEASE ALSO REFER TO THE EXPLANATORY NOTE ON NEW STAR MANAGED FUNDS DETAILED UNDER MUTUAL FUND REPORTING.


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       GENERAL
       -------

       The requirements of the Level 2 Policy are as follows:

       PROHIBITED TRANSACTIONS

       Subject to a deminimus of (pound)15,000, Access Persons may not purchase or sell any security that, within the preceding 7 days, is or has been traded by a US client, or is being or has been considered for purchase or sale by a US Client, unless the transaction is executed at the same or worse price as that received by the US Client.

       This prohibition will be monitored by the Compliance Department through a review of trading after all personal account dealing. Access Persons may be required to unwind or cancel any personal account transaction if it is believed that the transaction has breached these procedures.

       PRE-APPROVAL REQUIREMENTS

       Access persons are required to have all personal securities transactions pre-approved by someone within the Compliance Department in accordance with the requirements under the Level I procedures.

       Notwithstanding the foregoing, access persons must obtain the approval of someone within the Compliance Department before directly or indirectly acquiring beneficial ownership in any securities issued in an initial public offering in the U.S. or in a private placement transaction in the U.S. Once the transaction is completed the number of shares purchased during an IPO or private placement must be reported to Compliance.

       INITIAL AND ANNUAL HOLDINGS REPORTS

       No later than 30 days after a person becomes an Access Person, Access Persons must report the following information to the Compliance
       Department:

       1. the title, number of shares and principal amount of each security, INCLUDING UK UNIT TRUSTS OR OEICS, in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; and
       2. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person.

       This information is required to be broken down into the following groups:

       - Direct holdings in securities/stocks (which would include debentures, bonds etc);
       - Details of any personal portfolios or pensions over which the Access Person exercises discretion. In such cases, staff will be required to provide details of holding in such portfolios/plans;
       -  Investments in New Star funds; and
       -  Investment in non-New Star funds.

       In addition, the same information must be reported to the Compliance Department on an annual basis. New Star has set an annual confirmation date of 30 September. With regard to the annual report, the information provided must be current as of a date no more than 30 days before the report is submitted.

       QUARTERLY TRANSACTION REPORTS

       No later than 30 days after the end of each calendar quarter, Access Persons must report the following information to the Compliance
       Department:


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       (a)  with respect to any personal dealing transaction during the quarter in a security over which the Access Person had any direct or indirect influence,

            - the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;
            -  the nature of the transaction (i.e., purchase or sale);
            -  the price of the security at which the transaction was effected;
               and
            - the name of the broker, dealer or bank with or through whom the transaction was effected.

       (b) with respect to any account established by the Access Person in which securities were held during the quarter for the direct or indirect benefit of the Access Person,

            - the name of the broker, dealer or bank with whom the Access Person established the account; and
            - the date the account was established. The quarterly report must be submitted to the Head of Compliance or Compliance Director by each Access Person even if such person did not effect any securities transactions during the quarter.

       EXCEPTIONS TO REPORTING REQUIREMENTS

       No direct or indirect influence
       -------------------------------

       An Access Person need not submit the initial, annual or quarterly reports discussed above with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control.

       In the case of pension plans or personal portfolios where the Access Person does not exercise discretion, the Access Person is only required to provide the name of the operator or manager of the plan. In the case of personal portfolios, we will request that the firm managing the portfolio provides an annual statement that the Access Person has not influenced the management and an annual statement of holdings and transaction.

       Please note that if the Access Person chose an allocation between funds, this information will need to be reported, along with any changes in the allocation.

       Duplication of information
       --------------------------

       In addition, an Access Person need not submit the quarterly reports discussed above if the report would duplicate information contained in broker trade confirmations or account statements submitted to the Compliance Department by the Access Person in lieu of the reports. Please note that this exemption only applies if it has been specifically agreed with the Compliance Department.

       MUTUAL FUND REPORTING

       New Star mutual funds
       ---------------------

       New Star has previously reviewed the trading in mutual funds by New Star Employees. This indicated that the level of trading was very low, with those staff who are purchasing shares/units in our funds holding them as longer term investments. We therefore have not imposed any holding period requirements on New Star mutual funds.

       Access Persons are not required to seek pre-approval of purchases in mutual funds. This exemption may be removed if it is believed that any staff are short term trading in New Star funds.

       On a quarterly basis, Compliance will obtain transaction details from the funds administrator, which will be included in each Access Person's personal dealing records.


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       Other mutual fund investments
       -----------------------------

       Investments in the shares/units of other mutual funds do not require pre-approval. However access persons are required to notify Compliance as follows:

       - On at least a quarterly basis, notify of new investments or establishment of any new regular savings plan;
       - On at least a quarterly basis, notify of any changes to allocation of existing investments (i.e. switches), of changes in the allocation of regular saving plans, or of any redemptions; and
       - Semi-annually (in line with fund operators reporting schedule), provide copies of semi-annual statements issued by the operator.

       PENSION PLANS

       The reporting requirements for pension plans depends on the type of plan that is being used. Below are three types of plan and the relevant reporting requirements. If any Access Person is not clear which category their plan falls into, they should contact Compliance.

       Non-discretionary pension plans
       -------------------------------

       These are plans were the New Star Employee does not exercise any discretion over the management of the plan or the selection of investments in the plan. For these type of plans, staff are only required to provide New Star with the name of the plan.

       Self-selected asset allocation pension plans
       --------------------------------------------

       Typically in this category of plans, a plan holder can select which markets or funds the plan will invest in but has no discretion over the selection of underlying investments. The New Star Pension Plan falls into this category of plan.

       For this type of plan, Access Persons are required to provide New Star with the name of the plan, details of the manager and the asset allocation (including names of funds if mutual funds are used). Thereafter, Access Persons are required to report to any changes in the allocation.

       For New Star Pension Plans, this information will be sought directly from the plan manager.

       Self-invested or self-managed pensions
       --------------------------------------

       Access Persons who actively manage their own pension plans should follow the standard pre-approval procedures for any investments that they make and include details of the portfolio and transactions in their reporting under the SEC Rules.

       REVIEW OF REPORTS

       The Compliance Department shall be responsible for reviewing the initial, annual and quarterly reports of Access Persons in order to detect violations of the Level 2 Policy. In the event a violation is detected, the Compliance Director, in conjunction with other senior management personnel, shall determine what sanctions, if any, shall be imposed on the violator, including reprimands, fines or assessments, removal from office, or suspension or termination of employment in accordance with New Star's disciplinary procedure.


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       REPORTS TO FUND BOARD OF DIRECTORS

       No less frequently than annually, New Star will furnish to the board of New Star Institutional Managers Limited and to the board of directors of any Fund it manages a written report that:

       1. describes any issues arising under the Level 2 Policy since the last report to the board, including information about material violations of the Level 2 Policy and sanctions imposed in response thereto; and

       2. certifies that New Star has adopted procedures reasonably necessary to prevent Access Persons from violating the Level 2 Policy.

       RECORDKEEPING

       New Star will maintain records relating to the Level 2 Policy, as required by the Rules.




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6      CONFIDENTIALITY

       We have a responsibility to maintain confidentiality around our clients' investments and any other information that we maintain on clients (e.g. settlement details, client specific terms of business).

       PROTECTING CONFIDENTIAL INFORMATION

       During the course of their employment, New Star employees may receive information about New Star (or other group companies), our clients or other parties. All such information should be treated as confidential, unless you know that it is in the public domain. As such, it should not be discussed with any third parties outside of New Star and usually should not be discussed between departments within New Star unless necessary.

       All employees are expected to implement and comply with measures designed to preserve the confidentiality of such information. These include, but are not limited to:

       o Maintenance of passwords to prevent inappropriate access to New Star systems;
       o   Secure filing of confidential paperwork; and
       o   Use of relevant disposal bins for confidential waste.

       Some clients require that we do not use their name on lists of current clients that may be provided to third parties as part of our marketing efforts. In no circumstances should these clients' names be used. This may breach of terms of business with the client.

       The institutional marketing team (Annie McEwen) maintains a list of clients whose names may be used.

       DISCLOSURE OF HOLDINGS

       We have a responsibility to maintain confidentiality around our clients' investments. Information on holdings by clients (whether through a fund or a segregated portfolio) should not be made available to third parties (except where required under any relevant securities legislation).

       Any requests for information should be handled as follows:

       1. New Star retail funds - requests should be referred to the retail sales and marketing department.
       2. New Star Hedge funds - requests should be referred to hedge fund marketing team.
       3. Institutional clients - requests should be referred back to our client contact.
       4. Third party funds (including mutual funds where we are the appointed sub-adviser) - requests for information will be referred back to the investment manager unless specifically covered in the investment management agreement.

       Information on clients' holdings (whether through a fund or a segregated portfolio) should not be made available to third parties (except where required under any relevant securities legislation). In any circumstance where a member of staff receives a request for information from a third party, this should be referred to senior management.


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7      INSIDER TRADING

       The misuse of material non-public information, or inside information, is prohibited under securities law in the UK, the United States and many other countries. In the UK, the insider dealing provisions are contained in Part V of the Criminal Justice Act 1993 and are also covered by the FSA in the Market Abuse Sourcebook.

       The provisions are very complex but essentially apply to all securities traded on a regulated market, and to warrants and derivatives (including options and futures) relating to these securities.

       Misuse of inside information includes buying or selling securities while in the possession of inside information. It applies to transactions for personal or related accounts, proprietory accounts and for client accounts. It would also cover disclosing or tipping such information to someone else who then trades on it, or using such information as a basis for recommending the purchase or sale of a security.

       The Criminal Justice Act makes it a criminal offence, with a maximum penalty of 7 years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities.

       Securities are `price-affected' if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies affected by the information, whether directly or indirectly.

       More information on what constitutes inside information is contained within the Market Abuse section of the Compliance Manual.

       PROCEDURES

       In the event that a New Star employee receives or believes that they have received inside information:

       o You should inform someone in the Compliance Department or the Chief Investment Officer.

       o   The security will then be placed on a restricted list.

       o   No dealing will be permitted by the group or any member of staff.

       o This information should not be disclosed to anyone outside of New Star, with the exception of disclosure to legal counsel and/or disclosure to a regulatory body.

       The Compliance Director may allow dealing in very rare circumstances, e.g. as part of a programme trade to match a portfolio or if a security no longer meets the stated investment policy.


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8      GIFTS AND HOSPITALITY

       Our obligations to minimise the risk of conflict of interest between employees and the duty and they and the Group owe to its customers require that we take reasonable steps to ensure that New Star, and any employee acting on its behalf, does not offer, give, solicit or accept an inducement, if it is likely to conflict to a material extent with any duty that the Group owes to its customers.

       The term "gift" or "benefits" includes credit or any other financial advantage, any opportunity to make, receive or increase any gain or revenue or to avoid or reduce any loss or expense, money or other property, and any service, facility, system or information.

       PROVIDING GIFTS AND HOSPITALITY

       Personal Gifts
       --------------

       Unless authorised by someone in senior management (i.e. a director) and reported to Compliance, subject to a de minimis of (pound)25, personal gifts or any other benefits must not be offered or provided by New Star to employees of any other company or person in an existing or potential business relationship.

       Hospitality
       -----------

       Reasonable hospitality can be offered to employees of other companies where there is an existing or potential business relationship. Typically we do not pay for accommodation or traveling expenses for third parties. Any such payments should be referred to Compliance in advance.

       Please note that there are additional provisions under "Inducements and Soft Commissions" that impact intermediaries in relation to packaged products.

       RECEIVING GIFTS AND HOSPITALITY

       Gifts in the form of money
       --------------------------

       Under no circumstances may cash or cash convertible gifts be offered or accepted. Any such gift which is offered to an employee in the course of, or in connection with, a current or prospective business relationship must be declined, and reported immediately to relevant senior management or the Compliance Department.

       Gifts and hospitality that can be accepted without requiring approval
       ---------------------------------------------------------------------

       Normal business courtesies, such as lunch and dinner invitations or entry to and reasonable hospitality at a social event, do not require approval provided the host is present. Repeated and lavish entertainment or hospitality is not acceptable.


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       Gifts and hospitality that require approval before they can be accepted
       -----------------------------------------------------------------------

       Gifts over (pound)25 in value or believed to be over (pound)25 in value should be reported to Compliance, using the Gift and Hospitality Form, as soon as possible after receipt. This includes attendance at sporting occasions, including golf days, football matches etc. These should be reported to Compliance in advance of attending.

       Where possible, gifts of a value in excess of (pound)200 (e.g. cases of wine) should be shared with other staff.

       Guidelines on what can be accepted
       ----------------------------------

       In general, there will always be flexibility in the implementation of these guidelines. Reasonable entertaining will normally be accepted. Please note that reasonableness is a factor not only of the cost of a specific event, but also of what is involved. At these events, you are representing New Star.

       The following are general principles on what will not be approved:

       o Hospitality that involves overseas travel - typically you will be asked to pay for your own travel, or if this is not possible, to make an equivalent contribution to charity.
       o Excessive accommodation - in general, reasonable overnight accommodation will be approved (e.g. at a moderate hotel or B&B). 3 nights stay at a 5 star hotel will not be approved.

       AVOIDANCE OF CONFLICTS OF INTEREST

       As an authorised firm, situations may arise where two or more interests that exist legitimately may also compete or conflict between different operating activities within the firm or between the firm, its employees and its clients. As such, any actual or potential conflicts arising from the activities of the firm, its employees and its clients must be identified and resolved as a matter of urgency.

       The compliance procedures must be observed to ensure that:

       o   unmanageable conflicts of interest do not develop;
       o the firm properly fulfils its contractual and fiduciary duties to its clients and, in particular, does not give or appear to give unfair preference to its own or its employees' interests;
       o confidential or inside information acquired in one business area does not leak into other areas; and
       o the firm abides by the principles and rules of the FSA and the Panel on Take-overs and Mergers, who have established requirements in respect of conflicts of interest.

       All members of staff are responsible for considering potential conflicts of interest in the giving and receiving of gifts and hospitality. Any potential conflicts of interest should be escalated to management and/or Compliance.


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9      SERVICE AS A DIRECTOR & OUTSIDE EMPLOYMENT AND ACTIVITIES

       In certain cases employees of New Star may wish to hold positions outside their role within the company, for example, a Trustee of a family Trust or a Director of an unrelated New Star company.

       As an authorised firm, situations may arise where two or more interests that exist legitimately may also compete or conflict between different operating activities within the firm or between the firm, its employees and its clients. As such, any actual or potential conflicts arising from the activities of the firm, its employees and its clients must be identified and resolved as a matter of urgency. In order to mitigate the likelihood of conflicts arising, the Code of Conduct must be followed.

       The policy includes the following provisions:

       o Employees must avoid any business activity, outside employment or professional service that competes with New Star or conflicts with the interests of New Star or its customers.

       o An employee is required to obtain the approval of his/her Head of Department and a main board director before becoming a director, officer, employee, partner or sole proprietor of a another organisation, with the exception of charitable or not for profit organisations. This includes nonexecutive directorships of private and public companies.

       The request for approval should disclose the name of the organisation, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organisation and New Star.

       The request for approval along with the preliminary approval of the Head of Department is subject to final review and approval by a main board director. This should then be passed to Human Resources who will maintain this for our records. This matter is also covered in your employment contract.

       o Employees must not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

       o Employees should not use New Star resources, including software, proprietary information, letterhead and other property in connection with any employment or other activity outside New Star.

       o Employees must disclose to their Head of Department any situation that could present a conflict of interest or the appearance of a conflict with New Star and discuss how to control the risk.

       When completing their annual certification acknowledging receipt and understanding of the Code of Conduct, New Star employees will be asked to disclose and re-confirm previously disclosed outside affiliations.


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10     SANCTIONS

       Upon discovering a violation of this Code by an employee or his/her family member or related party, Senior Management may impose such sanctions as it deems appropriate, including, among other things, the following:

       o Suspension of employment, in accordance with New Star's disciplinary procedure;
       o A verbal warning, in accordance with New Star's disciplinary procedure;
       o A written warning, in accordance with New Star's disciplinary procedure;
       o Requirement to return or donate to charity any profits arising from the violation;
       o Termination of employment, in accordance with New Star's disciplinary procedure;
       o Civil referral to the FSA or other civil regulatory authorities determined by New Star; or
       o   Criminal referral - determined by New Star.

       Examples of other possible sanctions include, but are not limited to:

       o A warning letter, copied to the employee's Head of Department, for a more minor violation (e.g. omitting to request pre-clearance of a personal security transaction where there is no conflict with our duty to customers);
       o Donation to charity of any profits when an employee profits on the purchase of a security that violated the Code; and
       o Recommendation for suspension or termination if an employee is a serial violator of the Code.

       APPEALS PROCESS

       If an employee decides to appeal a sanction, he/she should contact Human Resources. The Staff Handbook details the appeals process under New Star's disciplinary procedure in more detail.










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